Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMN Healthcare Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-73482, No. 333-117695, No. 333-133227, No. 333-133305, No. 333-142187, No. 333-158523, No. 333-180856, No. 333-180857,
and No. 333-194484) on Form S-8 of AMN Healthcare Services, Inc. and subsidiaries (the Company) of our reports dated February 17, 2017, with respect to the consolidated balance sheets of the Company, as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of AMN Healthcare Services, Inc. and subsidiaries.

Our report dated February 17, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, B. E. Smith, Inc. and its subsidiary’s internal control over financial reporting associated with total assets of $168.7 million (of which $152.1 million represents goodwill and intangibles included within the scope of the assessment) and total revenue of $108.5 million included in the consolidated financial statements of AMN Healthcare Services, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of AMN Healthcare Services, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of B. E. Smith, Inc. and its subsidiary.

/s/ KPMG LLP

San Diego, California
February 17, 2017